 Exhibit 99.1

THIRD AMENDED AND RESTATED SUPPLEMENTAL CONFIRMATION NO. 1

Date:	May 22, 2025

To:	QH Hungary Holdings Limited
BAH Center | 2 Furj street, Building B, Ground fl.
1124 Budapest, Hungary
Attn: Balazs Horvath Dr
T: +36 1 646 4638
Email: balazs.horvath@bekespartners.com, rozsa.juci@gmail.com

From:	Citibank, N.A.
Fax No:	212-615-8985

Reference Number: To be advised.

The purpose of this Third Amended and Restated Supplemental Confirmation is to amend and restate the terms and conditions of the Transaction entered into between Citibank, N.A. (“Dealer”) and QH Hungary Holdings Limited (“Counterparty”) on May 19, 2020 (the “Original Transaction”). This Third Amended and Restated Supplemental Confirmation, dated May 22, 2025, amends and restates in its entirety the Second Amended and Restated Supplemental Confirmation, dated November 22, 2023, which amended and restated in its entirety the Amended and Restated Supplemental Confirmation, dated November 24, 2021, which amended and restated in its entirety the Supplemental Confirmation, dated March 9, 2021 (the “Original Supplemental Confirmation”), as is subject to the Master Confirmation specified below. Each party repeats to the other party the representations and warranties set forth in the Master Confirmation and in the Agreement (as defined in the Master Confirmation) (as if the Amendment and Restatement Date, the Second Amendment and Restatement Date and the Third Amendment and Restatement Date were the Trade Date, the date the parties entered into a Transaction and the date of the Master Confirmation). This Third Amended and Restated Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the Third Amendment and Restatement Date for the Transaction referenced below.

1.       This Third Amended and Restated Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of May 19, 2020 between Dealer and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Third Amended and Restated Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2.       The terms of the Transaction to which this Third Amended and Restated Supplemental Confirmation relates are as follows:

Trade Date:	May 19, 2020
Amendment and Restatement Date:	November 24, 2021
Second Amendment and Restatement Date:	November 22, 2023
Third Amendment and Restatement Date:	May 22, 2025
Prepayment Amount:	USD 44,957,909.41
Prepayment Date:	The first Currency Business Day on which all of the conditions specified in Section 4 of the Master Confirmation are satisfied or waived by Dealer and Counterparty satisfied its obligations under Section 6(d) of the Master Confirmation; provided that, if such conditions are first all satisfied or waived after 3:00 p.m., New York time, on a Currency Business Day, the Prepayment Date shall be the next following Currency Business Day.

First Amendment Payment Amount:	USD 2,100,000.00. Dealer agrees to pay Counterparty the First Amendment Payment Amount on the First Amendment Payment Date. For the avoidance of doubt, the First Amendment Payment Amount shall be netted against Counterparty’s obligations to pay Dealer the (i) “First Amendment Prepayment Amount” under the Transaction under the Master Confirmation, with a “Trade Date” of March 9, 2021 and an “Amendment and Restatement Date” that falls on the Amendment and Restatement Date and (ii) “Second Amendment Payment Amount” under the Transaction under the Master Confirmation, with a “Trade Date” of May 26, 2020 and a “Second Amendment and Restatement Date” that falls on the Amendment and Restatement Date.
First Amendment Payment Date:	The second Currency Business Day following the Amendment and Restatement Date.
Second Amendment Payment Amount:	USD 6,296,838. Counterparty agrees to pay Dealer the Second Amendment Payment Amount on the Second Amendment Payment Date.
Second Amendment Payment Date:	The second Currency Business Day following the Second Amendment and Restatement Date.
Third Amendment Payment Amount:	USD 4,828,795. Counterparty agrees to pay Dealer the Third Amendment Payment Amount on the Third Amendment Payment Date.
Third Amendment Payment Date:	The second Currency Business Day following the Third Amendment and Restatement Date.
Third Amendment Reference Price:	USD 104.9200
Forward Floor Price:	USD 104.9200
Forward Cap Price:	USD 115.4120
Final Disruption Date:	August 23, 2027
Contractual Dividend:	USD 0.485 per quarter

For each Component of the Transaction, the Number of Shares and the Scheduled Valuation Date are as set forth below.

Component Number	Number of Shares	Scheduled Valuation Date
1	7,000	06/01/2027
2	7,000	06/02/2027
3	7,000	06/03/2027
4	7,000	06/04/2027
5	7,000	06/07/2027
6	7,000	06/08/2027
7	7,000	06/09/2027
8	7,000	06/10/2027
9	7,000	06/11/2027
10	7,000	06/14/2027

11	7,000	06/15/2027
12	7,000	06/16/2027
13	7,000	06/17/2027
14	7,000	06/21/2027
15	7,000	06/22/2027
16	7,000	06/23/2027
17	7,000	06/24/2027
18	7,000	06/25/2027
19	7,000	06/28/2027
20	7,000	06/29/2027
21	7,000	06/30/2027
22	7,000	07/01/2027
23	7,000	07/02/2027
24	7,000	07/06/2027
25	7,000	07/07/2027
26	7,000	07/08/2027
27	7,000	07/09/2027
28	7,000	07/12/2027
29	7,000	07/13/2027
30	7,000	07/14/2027
31	7,000	07/15/2027
32	7,000	07/16/2027
33	7,000	07/19/2027
34	7,000	07/20/2027
35	7,000	07/21/2027
36	7,000	07/22/2027
37	7,000	07/23/2027
38	7,000	07/26/2027
39	7,000	07/27/2027
40	7,000	07/28/2027
41	7,000	07/29/2027
42	7,000	07/30/2027
43	7,000	08/02/2027
44	7,000	08/03/2027
45	7,000	08/04/2027
46	7,000	08/05/2027
47	7,000	08/06/2027

48	7,000	08/09/2027
49	7,000	08/10/2027
50	7,000	08/11/2027

Dealer represents, warrants and covenants to Counterparty that any and all sales of Shares in connection with establishing Dealer’s initial Hedge Positions with respect to the Original Transaction have been made in compliance with and in accordance with the manner-of-sale conditions described in Rule 144(f) and (g) under the Securities Act (as interpreted by the Interpretive Letters).

Counterparty represents, warrants and covenants to Dealer that it is entering into this Third Amended and Restated Supplemental Confirmation in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws.

Counterparty hereby agrees (a) to check this Third Amended and Restated Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Third Amended and Restated Supplemental Confirmation relates by manually signing this Third Amended and Restated Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.

Yours sincerely,

CITIBANK, N.A.

By:	/s/ Eric Natelson
Authorized Representative

Confirmed as of the date first above written:

QH HUNGARY HOLDINGS LIMITED

By:	/s/ Michael Kelleher
Name:	Mr. Michael Kelleher
Title:	Managing Director

[Signature Page to Third A&R Supplemental Confirmation No. 1 (Citi)]